Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hrpreit.com

HRPT Properties Trust

Announces Financial Results for the Quarter and Year Ended

December 31, 2004

Newton, MA (February 15, 2005): HRPT Properties Trust (NYSE: HRP) today announced financial results for the fourth quarter and year ended December 31, 2004.

Results for the quarter ended December 31, 2004:

Net income available for common shareholders was $30.5 million for the quarter ended December 31, 2004, compared to $23.7 million for the same quarter last year.  Net income available for common shareholders per share (EPS) for the quarters ended December 31, 2004 and 2003 was $0.17 each.

Funds from operations (FFO) available for common shareholders for the quarter ended December 31, 2004, were $56.0 million, or $0.32 per share.  This compares to FFO available for common shareholders for the quarter ended December 31, 2003, of $44.7 million, or $0.31 per share.

The weighted average number of common shares outstanding totaled 177,316,525 and 142,773,895, for the quarters ended December 31, 2004 and 2003, respectively.

Results for the year ended December 31, 2004:

Net income available for common shareholders was $116.8 million for the year ended December 31, 2004, compared to $68.4 million last year.  EPS for the years ended December 31, 2004 and 2003 was $0.66 and $0.50, respectively.

FFO available for common shareholders for the year ended December 31, 2004, were $215.2 million, or $1.22 per share.  This compares to FFO available for common shareholders for the year ended December 31, 2003, of $174.3 million, or $1.28 per share.

The weighted average number of common shares outstanding totaled 176,156,909 and 136,270,314, for the years ended December 31, 2004 and 2003, respectively.

Occupancy and Leasing Results:

As of December 31, 2004, 93.0% of HRP’s total square feet was leased, compared to 93.5% leased as of December 31, 2003.

HRP signed new leases for 563,000 square feet and lease renewals for 869,000 square feet during the quarter ended December 31, 2004, for weighted average rental rates that were 1% above prior rents.  HRP signed new leases for 1.7 million square feet and lease renewals for 2.8 million square feet during the year ended December 31, 2004, at weighted average rental rates that were 3% below prior rents.

Average lease terms for leases signed during the fourth quarter of 2004 were 8.9 years.  Average lease terms for leases signed during the year ended December 31, 2004 were 8.7 years.  Commitments for tenant improvement and leasing commission (TI/LC) costs for leases signed during the quarter ended December 31, 2004 totaled $30.82 per square foot on a weighted average basis.  Commitments for TI/LC costs for leases signed during the year ended 2004 totaled $28.31 per square foot on a weighted average basis.

Investment Activities:

During the quarter ended December 31, 2004, HRP acquired nine buildings with 892,000 square feet for $84.3 million.  HRP acquired 136 buildings with 8.3 million square feet for $818.3 million during the year ended December 31, 2004.

Also during the quarter ended December 31, 2004, HRP sold one million common shares of Senior Housing Properties Trust (SNH), a former subsidiary.  After this sale, HRP owned 8.7 million SNH common shares, or 12.6% of SNH’s total common shares outstanding at December 31, 2004.  HRP sold a total of 4.1 million SNH common shares during the year ended December 31, 2004.

Financing Activities:

Subsequent to year end in January 2005, HRP amended its previously existing $560 million unsecured revolving credit facility.  HRP increased the available borrowing amount to $750 million and extended the maturity date to April 2009, with an option to extend the maturity by one additional year.  The annual interest payable for drawn amounts under the facility was reduced from LIBOR plus 0.80% to LIBOR plus 0.65%.  Various other changes were made in the facility, and, in certain circumstances, the amount of unsecured borrowings available under this facility may be increased to $1.5 billion.

Conference Call:

On Tuesday, February 15, 2005, at 11:00 a.m. Eastern Time, Adam Portnoy, executive vice president, and John Popeo, chief financial officer, will host a conference call to discuss the results for the quarter and year ended December 31, 2004.

The conference call telephone number is (800) 811-7286.  Participants calling from outside the United States and Canada should dial (913) 981-4902.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through February 22, 2005.  To hear the replay, dial (719) 457-0820. The replay pass code is 7218426.

A live oral webcast of the conference call will also be available in a listen-only mode on HRP’s web site.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HRP’s web site for about one week after the call.

Supplemental Data:

A copy of HRP’s Fourth Quarter 2004 Supplemental Operating and Financial Data is available for download at HRP’s web site.

HRPT Properties Trust is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States.  As of December 31, 2004, HRP owned 375 properties with 44.2 million square feet, including almost 10 million square feet of leased commercial and industrial lands in Oahu, HI.  HRP is headquartered in Newton, Massachusetts.

HRPT Properties Trust

Statements of Income and Funds from Operations

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Revenues:
Rental income	$167,551	$130,679	$603,229	$500,316
Total revenues	167,551	130,679	603,229	500,316
Expenses:
Operating expenses	65,049	51,068	227,853	192,813
Depreciation and amortization	33,097	24,330	112,380	93,273
General and administrative	6,696	5,015	25,170	19,338
Total expenses	104,842	80,413	365,403	305,424

Operating income	62,709	50,266	237,826	194,892

Interest income	184	157	638	411
Interest expense (including amortization of note discounts and premiums and deferred financing fees of $755, $1,509, $4,341 and $5,975, respectively)	(35,363)	(26,957)	(118,212)	(101,144)
Loss on early extinguishment of debt	—	—	(2,866)	(3,238)
Equity in earnings of equity investments	4,322	11,698	15,457	23,525
Gain on sale of shares of equity investments(1)	6,745	—	21,550	—
Gain on issuance of shares by equity investees(1)	3,396	—	8,436	—
Net income	41,993	35,164	162,829	114,446
Preferred distributions	(11,500)	(11,500)	(46,000)	(46,000)
Net income available for common shareholders	$30,493	$23,664	$116,829	$68,446

Calculation of Funds from Operations, or FFO:(2)
Net income	$41,993	$35,164	$162,829	$114,446
Plus: depreciation and amortization	33,097	24,330	112,380	93,273
Loss on early extinguishment of debt:
Add: amount included in total expenses	—	—	2,866	3,238
Less: portion settled in cash	—	—	—	—
Less: gain on sale of shares of equity investments	(6,745)	—	(21,550)	—
Less: gain on issuance of shares by equity investees	(3,396)	—	(8,436)	—
Less: equity in earnings of equity investments	(4,322)	(11,698)	(15,457)	(23,525)
Plus: FFO from equity investments	6,866	8,370	28,573	32,826
FFO	67,493	56,166	261,205	220,258
Less: preferred distributions	(11,500)	(11,500)	(46,000)	(46,000)
FFO available for common shareholders	$55,993	$44,666	$215,205	$174,258

Weighted average common shares outstanding	177,317	142,774	176,157	136,270

Per common share:
Net income available for common shareholders	$0.17	$0.17	$0.66	$0.50
FFO available for common shareholders	0.32	0.31	1.22	1.28
Common distributions paid	0.21	0.20	0.82	0.80

(1)          We account for our common share investments in Senior Housing Properties Trust, or Senior Housing, and Hospitality Properties Trust, or Hospitality Properties, using the equity method of accounting.  During the year ended December 31, 2004, we sold 4,148 of our Senior Housing common shares and recognized a gain of $21,550.  In addition, we recognized gains of $8,436 during the year ended December 31, 2004, as a result of share issuances by Senior Housing and Hospitality Properties at prices above our per share carrying value.

(2)          We compute FFO as shown in the calculation above.  Our calculation of FFO differs from the NAREIT definition because we exclude loss on early extinguishment of debt not settled in cash.  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gains or losses on sales of properties, FFO can facilitate a comparison of current operating performance among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of future performance.

HRPT Properties Trust

Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31
	2004	2003
		(audited)
ASSETS
Real estate properties, at cost:
Land	$928,106	$852,983
Buildings and improvements	3,756,963	3,038,983
	4,685,069	3,891,966
Accumulated depreciation	(454,411)	(363,015)
	4,230,658	3,528,951
Acquired real estate leases	149,063	68,983
Equity investments in former subsidiaries	207,804	260,208
Cash and cash equivalents	21,961	11,526
Restricted cash	22,257	10,674
Rents receivable, net of allowance for doubtful accounts of $4,594 and $4,468, respectively	113,504	83,973
Other assets, net	68,083	48,929
Total assets	$4,813,330	$4,013,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$175,000	$412,000
Senior unsecured debt	1,739,624	1,136,311
Mortgage notes payable, net	440,407	328,510
Accounts payable and accrued expenses	67,716	60,541
Acquired real estate lease obligations	39,843	33,206
Rent collected in advance	15,208	13,135
Security deposits	11,920	9,520
Due to affiliates	16,418	8,370
Total liabilities	2,506,136	2,001,593

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value:
50,000,000 shares authorized;
Series A preferred shares; 9 7/8% cumulative redeemable at par on February 22, 2006; 8,000,000 shares issued and outstanding, aggregate liquidation preference $200,000	193,086	193,086
Series B preferred shares; 8 3/4% cumulative redeemable at par on September 12, 2007; 12,000,000 shares issued and outstanding, aggregate liquidation preference $300,000	289,849	289,849
Common shares of beneficial interest, $0.01 par value:
200,000,000 shares authorized; 177,316,525 and 142,773,925 shares issued and outstanding, respectively	1,773	1,428
Additional paid in capital	2,394,946	2,071,203
Cumulative net income	1,287,790	1,124,961
Cumulative common distributions	(1,729,587)	(1,584,213)
Cumulative preferred distributions	(130,663)	(84,663)
Total shareholders’ equity	2,307,194	2,011,651
Total liabilities and shareholders’ equity	$4,813,330	$4,013,244